SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

October 29, 2009
Date of report (Date of earliest event reported)

Petroleum Development Corporation
Exact Name of Registrant as Specified in Charter

Nevada	0-7246	95-2636730
State or Other Jurisdiction of Incorporation	Commission File Number	IRS Employer Identification Number

1775 Sherman Street, Suite 3000, Denver, CO 80203
Address of Principal Executive Offices

303-860-5800
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

No Change
Former Name or Former Address, if Changed Since Last Report

Item 1.01                      Entry into a Material Definitive Agreement
Item 2.01                      Completion of Acquisition or Disposition of Assets
Item 2.03                      Creation of a Direct Financial Obligation

Appalachian Joint Venture

On October 29, 2009, Petroleum Development Corporation (the “Company”) and LR-Mountaineer Holdings, L.P. (“Investor”), a limited partnership managed and advised by Lime Rock Partners (“Lime Rock”), a leading provider of growth capital to energy companies worldwide, formed PDC Mountaineer, LLC, a joint venture principally focused in the Marcellus Shale region (the “joint venture”).

Pursuant to a contribution agreement entered into in connection with the formation of the joint venture, the Company contributed properties and assets valued at approximately $158.5 million, consisting principally of 115,000 net acres in the Appalachian Basin, including producing properties and approximately 55,000 acres considered to be prospective in the Marcellus formation, and related gathering assets and equipment.

Investor made an initial contribution of $55 million to the joint venture, $45 million of which was withdrawn by the Company as a return of capital.  The Company has the right to withdraw up to an additional $11.5 million as a return of capital by December 31, 2010.  Investor has agreed to fund 100% of the joint venture’s next $58.5 million of expenditures (to be adjusted if the additional $11.5 million is withdrawn by the Company as noted above) related to the joint venture no later than December 31, 2011 (the “Minimum Funding Obligation”).  After Investor has satisfied the Minimum Funding Obligation, the parties will fund joint venture expenditures in accordance with their ownership interests, which the Company expects will be 50/50.  The Company is entitled to dissolve the joint venture, make a contribution in the form of a demand loan to Investor or make a dilutive contribution if Investor defaults on its funding obligations prior to satisfaction of the Minimum Funding Obligation.  Thereafter, either party can make a contribution in the form of a demand loan to the other party for failure to make a required contribution.  Until the Minimum Funding Obligation is satisfied, Investor has the right to unilaterally suspend substantially all activities of the joint venture, and after satisfaction of the Minimum Funding Obligation, either party has the right to unilaterally suspend substantially all such activities.

A board of managers composed of an equal number of representatives of the Company and of Investor, each with equal voting rights, will provide overall supervision and direction of the joint venture.  Mr. Dewey Gerdom, who previously served as Vice President—Eastern Operations of the Company, has been appointed Chief Executive Officer of the joint venture.  The Company has designated approximately 90 of its employees to provide operational services to the joint venture and has also agreed to provide marketing and administrative services based on semi-annual budgets (which require approval of the board of managers) intended to reimburse the Company’s actual cost of providing such services.

Investor is entitled to receive 100% of liquidating distributions and proceeds from asset dispositions and sales of ownership interests in the joint venture until it has recovered its contributed capital, subject to exceptions for transactions below specified thresholds and non-pro rata portions of ownership interest sales (“Investor Preference”).  Upon satisfaction of the Investor Preference, such distributions will be made 100% to the Company until it has received an amount equal to the Investor Preference, and thereafter such distributions will be made in accordance with the parties’ ownership interests.  Distributions of available cash, if declared by the board of managers, will be made in accordance with the parties’ ownership interests.

As part of the transaction, the parties agreed to enter into an area of mutual interest covering designated areas of the Appalachian Basin wherein, subject to exceptions, acquisitions of interests in oil and gas properties within the area must be offered to the joint venture on the same terms and conditions or consent must be obtained from the other party.  On the fourth anniversary of the closing of the joint venture, the area of mutual interest reduces to specified locations surrounding ownership and leasehold interests of the joint venture.

Subject to exceptions for transfers to affiliates and other permitted transfers, the parties are prohibited from transferring their ownership interests in the joint venture until the fourth anniversary of the closing of the joint venture (the “Restricted Period”).  Thereafter, transfers of ownership interests initiated by Investor or PDC are subject to rights of first offer, rights of first refusal (at a specified premium to third party price) and “tag-along” rights of the other (non-initiating) party.  If the non-initiating party does not exercise the foregoing rights in connection with a sale of all of the initiating party’s ownership interest, the initiating party may elect to compel the non-initiating party to sell all of its ownership interests in the transaction pursuant to “drag-along” provisions of the limited liability company agreement of the joint venture.  Transfers of interests in the joint venture initiated by third parties after the Restricted Period are subject to rights of first refusal (at same terms) and “tag-along” rights of the party to whom the offer was not made.

If the Company experiences a change of control prior to the third anniversary of the closing, the Restricted Period ends on such third anniversary, and until then Investor is entitled to enhanced control over the joint venture’s budget and expenditures.  If the Company experiences a change of control between the third and fourth anniversaries of the closing, the Restricted Period ends upon the occurrence of such change of control.  In addition, either party may initiate a transfer of its ownership interest (subject to the rights described above) or dissolve the joint venture if the operations of the joint venture have been suspended for four consecutive six-month periods.

Concurrently with the closing, the joint venture entered into commodity swaps with The Bank of Nova Scotia fixing the price of approximately 25% of the joint venture’s production through December 31, 2011.

The contribution agreement was entered into by the Company, Investor and the joint venture, and contains additional customary representations, warranties, indemnities and price adjustment provisions.  The limited liability company agreement of the joint venture (together with the contribution agreement, the “Joint Venture Documents”) was entered into by the Company and Investor and contains customary representations, warranties, indemnities and other provisions.  The summary of the Joint Venture Documents in this report does not purport to be complete and is qualified in its entirety by reference to such agreements, which are filed as exhibits hereto.  The agreements contain representations, warranties and other provisions that were made or agreed to, among other things, to provide the parties thereto with specified rights and obligations and to allocate risk among them.  Accordingly, the agreements should not be relied upon as constituting a description of the state of affairs of any of the parties thereto or their affiliates at the time it was entered into or otherwise.

Seventh Amendment to Credit Agreement

On October 29, 2009, the Company entered into the Seventh Amendment (the “Seventh Amendment”) to the Credit Agreement dated as of November 4, 2005 among the Company, certain subsidiaries of the Company, the lenders party thereto and JPMorgan Chase Bank, N.A. (“JPMorgan”), as administrative agent (the “Credit Agreement”).

Pursuant to the Seventh Amendment, the Credit Agreement was amended to, among other things, permit the contribution by the Company of its oil and gas properties in Pennsylvania and West Virginia, including in the Marcellus Shale play, to the newly-formed joint venture (described above), facilitate other aspects of the joint venture and permit the Company to make additional investments in the joint venture so long as certain conditions are satisfied.  During the period in which Investor is responsible for 100% of the joint venture’s funding, such additional investments are limited to $40 million.

The Seventh Amendment also provides for a reduction in the Company’s borrowing base under the Credit Agreement from $350 million to $305 million upon completion of the contribution of the Company’s oil and gas properties in Pennsylvania and West Virginia to the joint venture.  The Company’s borrowing base is scheduled to be redetermined in mid-November, and the Company expects that the lenders party to its Credit Agreement will reaffirm the borrowing base at $305 million.

 As of October 29, 2009, $152.5 million principal amount was outstanding under the Credit Agreement, bearing interest at a weighted average rate of 3.2531% per annum.

The Bank of Nova Scotia, which is one of the lenders under the Credit Agreement and is the counterparty to the commodity swaps described above, is an affiliate of Scotia Capital (USA) Inc. and Scotia Waterous (USA) Inc., which acted as sole placement agent and exclusive financial advisor to the Company in connection with the joint venture, and which received customary fees and expense reimbursements therefor.  JPMorgan and certain other lenders under the Credit Agreement and their affiliates or predecessors have in the past performed, and may in the future from time to time perform, investment banking, advisory, general financial or commercial services for the Company and its affiliates for which they have in the past received, and may in the future receive, customary fees and reimbursement of expenses.

The summary of the Seventh Amendment in this report does not purport to be complete and is qualified in its entirety by reference to such agreement, which is filed an exhibit hereto.

Certain statements in this report, including but not limited to statements regarding expectations regarding the joint venture and the Credit Facility borrowing base that are not historical facts, are forward looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include results of the joint venture’s operations, general market conditions, a determination as to the amount of borrowings to be made under the amendment to the credit facility and other risks described in “Risk Factors” and other sections in the Company’s Form 10-K for the year ended December 31, 2008 and in its other filings with the Securities and Exchange Commission.

Item 7.01                      Regulation FD Disclosure
Item 9.01                      Financial Statements and Exhibits

The Company’s press release is filed as Exhibit 99.1 to this report.  Information included in this report, and in Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (The Exchange Act), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in the filing.

The press release furnished as an exhibit to this report includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934.  Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by the Company from time to time in its filings with the Securities and Exchange Commission.  As a result of these factors, the Company’s actual results may differ materially from those indicated or implied by such forward-looking statements.  Except as required by law, we disclaim any obligation to publicly update or revise forward looking statements after the date of this report to conform them to actual results.

EXHIBIT INDEX

Item 9.01.                       Financial Statements and Exhibits.

Exhibit No.	Description
2.1

Contribution Agreement by and among PDC Mountaineer, LLC, as the Company, Petroleum Development Corporation, as the Contributor, and LR-Mountaineer Holdings, L.P., as the Investor, dated October 29, 2009

10.1	Limited Liability Company Agreement of PDC Mountaineer, LLC, dated October 29, 2009
10.2
Seventh Amendment to Amended and Restated Credit Agreement entered into as of October 29, 2009, by and among Petroleum Development Corporation, certain of its subsidiaries, JPMorgan Chase Bank, N.A. and various other banks

99.1	Press Release, November 1, 2009
99.2	Slide Show Presentation, November 2, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETROLEUM DEVELOPMENT CORPORATION

Date:	November 4, 2009

By:	/s/ Richard W. McCullough
Richard W. McCullough
Chairman and CEO